 CONTACT:

David Fry	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 626-6730
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports
2004 Fourth Quarter and Year End Results

FLUSHING, NY - January 25, 2005 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its results for the three months and year ended December 31, 2004.

For the fourth quarter ended December 31, 2004, diluted earnings per share were $0.28, a decline of $0.04, or 12.5 percent, from the $0.32 earned in the comparable quarter a year ago. Net income for the fourth quarter of 2004 was $5.1 million, a decline of $0.8 million, or 12.9 percent, from the $5.8 million earned in the comparable quarter a year ago.

For the year ended December 31, 2004, diluted earnings per share were $1.25, an increase of $0.03, or 2.5 percent, from the $1.22 earned for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was $22.6 million, an increase of $1.0 million, or 4.5 percent, from the $21.7 million earned during the year ended December 31, 2003.

The fourth quarter of 2004 includes several items which resulted in a decline of $0.07 per diluted share in comparison to both the fourth quarter of 2003 and the third quarter of 2004. Michael J. Hegarty, President and Chief Executive Officer stated: "During the fourth quarter, we experienced a significant decline in income from prepayment penalties and other fees that we receive upon the satisfaction of mortgage loans, which resulted in a $0.03 per diluted share decline in comparison to each of the quarters ended December 31, 2003 and September 30, 2004. In addition, during the fourth quarter, I entered into a retirement agreement with the Company providing for my retirement effective as of June 30, 2005. Generally accepted accounting principles require that we record the accrual of the payment due under the retirement agreement at the time the agreement to retire was reached. We also recorded charges related to the relocation of various departments, as we completed the move of our executive offices to Nassau County, and the consolidation of several departments into office space we renovated in Flushing, Queens. Additional expenses were incurred to comply with the provisions of the Sarbanes-Oxley Act. The total of these retirement, relocation and compliance items resulted in a decline of $0.04 per diluted share in comparison to each of the quarters ended December 31, 2003 and September 30, 2004."

The results for the year ended December 31, 2004 also include a charge to earnings, recorded in the first quarter, of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share, relating to an adjustment of compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits to reflect that certain participants under these plans have reached, or are close to reaching, retirement eligibility, at which time awards fully vest. Although this adjustment relates to prior periods, the amount of the charge attributable to any prior year would not have been material to the Company's financial condition or results of operations as reported for that year.

Michael J. Hegarty, President and Chief Executive Officer continued: "Despite the results of the fourth quarter, 2004 was another year of record earnings per share, as we continued to implement the key initiatives of our strategic plan. Loan originations totaled a record $495.6 million in 2004, of which $340.5 million were the higher-yielding multi-family and mixed-use property loans. Customer deposits increased $117.7 million in 2004. We grew total assets by 7.7 percent to $2.1 billion and increased the loan portfolio by $247.0 million, or 19.5 percent, while continuing to maintain strong asset quality. The demand remains strong for our loan products. At December 31, 2004, loans in process totaled $170.0 million.

- more -

Flushing Financial Corporation
January 25, 2005
Page Two

"The result of this growth was a $6.3 million, or 10.5 percent, increase in net interest income in 2004 compared to 2003. We achieved this growth while facing a challenging interest-rate environment. Interest rates, having previously declined to their lowest levels in over forty years, began to rise during 2004. Short term rates have now increased approximately 125 basis points since the first quarter of 2004. Long term rates, after rising briefly, have returned to their levels at the beginning of the year. In an effort to meet the demands of the current interest rate environment, during 2004, we remained focused on the origination of higher yielding mortgage loan products, increasing core deposits, extending the maturity of our borrowings as they matured, and attracting longer-term certificates of deposit at today's rates.

"Our continued strong capital position enabled us to increase our asset size and focus on shareholder value initiatives. During 2004, we continued our stock repurchase program and increased our quarterly dividend. During the fourth quarter of 2004, we paid a dividend of $0.09 per common share, an increase of 22.7 percent from the fourth quarter of 2003. In addition, during the third quarter of 2004 we announced a new stock repurchase program under which we intend to purchase 1,000,000 shares.

"We remain committed to a path of structured and orderly growth, and continued expansion of the financial services we offer to our customers. We plan to remain focused on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans. At the same time, we will continue our increased focus on fee-based products.

"Above all, we continue to strive to optimize our shareholders' return on their investment."

Earnings Summary -- Three Months Ended December 31, 2004

Net interest income for the three months ended December 31, 2004 was $16.3 million, the same as for the three months ended December 31, 2003. While the average balance of interest-earning assets increased $170.5 million, the net interest margin declined 32 basis points to 3.35 percent for the three months ended December 31, 2004 from 3.67 percent for the three months ended December 31, 2003. This decline in the net interest margin is primarily attributed to a decline in prepayment penalties, which are included in interest income, collected upon the satisfaction of mortgage loans. Income from prepayment penalties declined to $0.8 million in the quarter ended December 31, 2004 from $1.6 million in the quarter ended December 31, 2003. Excluding prepayment penalties from interest income, the net interest margin would have declined 13 basis points, and the yield on the mortgage loan portfolio would have declined 54 basis points, in the quarter ended December 31, 2004 from the quarter ended December 31, 2003. The remaining decline in the yield on the mortgage loan portfolio is attributed to the high refinancing activity that occurred throughout 2004, as the Bank's existing borrowers have been refinancing their higher costing mortgage loans at the current lower rates, and the lower rates in effect for new loans originated. In total, the yield on the mortgage loan portfolio declined 84 basis points to 6.82 percent for the quarter ended December 31, 2004 from 7.66 percent for the quarter ended December 31, 2003. The yield on total interest-earning assets declined 38 basis points to 6.15 percent for the three months ended December 31, 2004 from 6.53 percent in the three months ended December 31, 2003. Excluding prepayment penalties, the yield on total interest-earning assets declined 18 basis points. The cost of funds declined three basis points to 3.00 percent for the three months ended December 31, 2004 from 3.03 percent for the three months ended December 31, 2003. This decrease was primarily due to the declining interest rate environment experienced during the past three years, the effect of which further lowered the cost of funds in 2004 from their levels in 2003. However, short term rates have now increased approximately 125 basis points since the first quarter of 2004. Long term rates, after rising briefly, have returned to their levels at the beginning of the year. The average balance of the higher-yielding mortgage loan portfolio increased $229.5 million, while the average balance of the lower-yielding securities portfolio decreased $80.2 million. This reflects the Bank's current strategy of moving funds from the lower-yielding securities portfolio to the higher-yielding mortgage loan portfolio.

- more -

Flushing Financial Corporation
January 25, 2005
Page Three

Non-interest income for the three months ended December 31, 2004 was $1.3 million, a decrease of $46,000 from $1.4 million for the three months ended December 31, 2003. This decrease is primarily attributable to an impairment charge of $89,000 recorded on an equity security during the fourth quarter of 2004, and a reduction of $106,000 in loan fee income, primarily as a result of reduced fees collected upon the satisfaction of mortgage loans. These decreases were partially offset by a $127,000 increase in dividends received on Federal Home Loan Bank of New York ("FHLB-NY") stock during the three months ended December 31, 2004 compared to the three months ended December 31, 2003.

Non-interest expense was $9.4 million for the three months ended December 31, 2004, an increase of $1.3 million, or 15.7 percent, from $8.2 million for the three months ended December 31, 2003. Salaries and employee benefits increased $0.8 million as a result of recording the payment due to the Company's President upon his retirement effective June 30, 2005. Professional services increased $0.2 million due to additional costs incurred to comply with the requirements of the Sarbanes-Oxley Act. Other operating expense includes approximately $0.1 million in charges associated with the relocation of the Company's executive offices and several other departments. These charges included moving expenses and the disposal of fixed assets. There were also increases associated with the Bank's continued focus on expanding its current product offerings to enhance its ability to serve its customers. Management continues to monitor expenditures resulting in efficiency ratios of 53.2 percent and 46.1 percent for the three months ended December 31, 2004 and 2003, respectively.

Return on average equity was 13.0 percent for the three months ended December 31, 2004 compared to 16.6 percent for the three months ended December 31, 2003. Return on average assets was 1.0 percent for the three months ended December 31, 2004, compared to 1.2 percent for the three months ended December 31, 2003.

Earnings Summary -- Year Ended December 31, 2004

Net interest income for the year ended December 31, 2004 increased $6.3 million, or 10.5 percent, to $66.5 million from $60.2 million for the year ended December 31, 2003. This increase in net interest income is primarily due to a $216.1 million increase in the average balance of interest-earning assets, partially offset by a seven basis point decline in the net interest spread. The yield on interest-earning assets declined 42 basis points to 6.22 percent for the year ended December 31, 2004 from 6.64 percent in the year ended December 31, 2003, while the cost of funds declined 35 basis points to 2.92 percent for the year ended December 31, 2004 from 3.27 percent for the year ended December 31, 2003. These decreases were primarily due to the declining interest rate environment experienced during the past three years, the effect of which further lowered the yield on assets and the cost of funds in 2004 from their levels in 2003. However, short term rates have now increased approximately 125 basis points since the first quarter of 2004. Long term rates, after rising briefly, have returned to their levels at the beginning of the year. The yield on mortgage loans reflects the high refinancing activity that has occurred during 2004 and the previous two years. The Bank's existing borrowers have been refinancing their higher costing mortgage loans at the current lower rates, which has resulted in a decrease in the yield of the mortgage portfolio. This decrease has been partially offset by prepayment penalties that have been collected. During the fourth quarter of 2004 the Bank experienced a decline in refinancing activity, and a decline in prepayment penalties. During the year ended December 31, 2004, income from prepayment penalties was $4.3 million, a $0.3 million decline from $4.6 million for the year ended December 31, 2003. The average balance of the higher-yielding mortgage loan portfolio increased $178.0 million, while the average balance of the lower-yielding securities portfolio increased $32.7 million. This increase in the average balance of the securities portfolio, while increasing net interest income, reduced the yield on total interest-earning assets. The Bank's current strategy is to reduce the lower-yielding securities portfolio and shift these funds to the higher-yielding mortgage loan portfolio. The net interest margin for the year ended December 31, 2004 declined to 3.49 percent from 3.56 percent for the year ended December 31, 2003 due to the decrease in the net interest spread, partially offset by an increase of $25.5 million in the amount by which average interest-earning assets exceeded average interest-bearing liabilities and the increase in the average balance of interest-earning assets.

- more -

Flushing Financial Corporation
January 25, 2005
Page Four

Non-interest income for the year ended December 31, 2004 decreased $0.3 million, or 5.4 percent, to $5.9 million from $6.3 million for the year ended December 31, 2003. Loan fees and banking services fees increased $0.1 million for the year ended December 31, 2004 compared to the year ended December 31, 2003. This was more than offset by the reduction in dividends on Federal Home Loan Bank of New York ("FHLB-NY") stock, which decreased $0.5 million for the year ended December 31, 2004 from the year ended December 31, 2003.

Non-interest expense was $35.4 million for the year ended December 31, 2004, an increase of $4.2 million, or 13.3 percent, from $31.2 million for the year ended December 31, 2003. Salaries and employee benefits and other operating expenses increased $0.9 million and $0.2 million, respectively, as a result of the adjustment to amortization of compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits during the first quarter of 2004. In addition, the second quarter of 2004 included the expensing of certain restricted stock unit awards at the time of grant as the participants have no risk of forfeiture, and the fourth quarter of 2004 includes the accrual of $0.8 million due to the Company's President upon his retirement effective June 30, 2005. Professional service fees increased $0.4 million due to costs incurred to comply with the Sarbanes-Oxley Act. The remaining increase from the prior year period is primarily attributable to the Bank's continued focus on expanding its current product offerings to enhance its ability to serve its customers, including increases in personnel to provide these services, and, in 2004, a full year of operating expenses for the branch in Astoria, Queens which was opened in the fourth quarter of 2003. Management continues to monitor expenditures resulting in an efficiency ratio of 48.8 percent and 47.0 percent for the year ended December 31, 2004 and 2003, respectively.

Return on average equity was 15.0 percent for the year ended December 31, 2004, compared to 15.9 percent for the year ended December 31, 2003. Return on average assets was 1.1 percent for the year ended December 31, 2004, compared to 1.2 percent for the year ended December 31, 2003.

Balance Sheet Summary

At December 31, 2004, total assets were $2,058.0 million, an increase of $147.3 million, or 7.7 percent, from $1,910.8 million at December 31, 2003. Total loans, net increased $247.0 million, or 19.5 percent, during the year ended December 31, 2004 to $1,516.5 million from $1,269.5 million at December 31, 2003.

The following table shows loan originations and purchases for the periods indicated.

	For the three months		For the year
	ended December 31,		ended December 31,

	2004	2003	2004	2003

	(in thousands)
Multi-family residential	$45,683	$50,807	$203,741	$188,242
Commercial real estate	21,142	29,880	92,526	89,134
One-to-four family - mixed-use property	32,618	27,144	136,804	85,526
One-to-four family - residential	2,956	2,838	17,699	18,004
Construction	6,760	6,092	25,923	18,884
Co-operative apartment	—	—	302	35
Commercial business and other loans	6,679	4,513	18,595	12,169

Total	$115,838	$121,274	$495,590	$411,994

As the Company continues to increase its loan portfolio, management continues to adhere to the Bank's strict underwriting standards. As a result, the Company has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $0.9 million at December 31, 2004 compared to $0.7 million at December 31, 2003. Total non-performing assets as a percentage of total assets were 0.04 percent at December 31, 2004, the same as that at December 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 717 percent at December 31, 2004 compared to 961 percent at December 31, 2003.

- more -

Flushing Financial Corporation
January 25, 2005
Page Five

During the year ended December 31, 2004, securities available for sale decreased $100.0 million to $435.7 million. As these securities repaid, the funds have been reinvested in higher-yielding mortgage loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities. At December 31, 2004, loans in process totaled $170.0 million.

Total liabilities increased $133.4 million, or 7.6 percent, to $1,897.4 million at December 31, 2004 from $1,764.0 million at December 31, 2003. Due to depositors increased $117.7 million as certificate of deposit accounts increased $109.6 million while lower costing core deposits increased $8.2 million. Borrowed funds increased $6.6 million during the year ended December 31, 2004.

Total stockholders' equity increased $13.9 million, or 9.5 percent, to $160.7 million at December 31, 2004 from $146.8 million at December 31, 2003. Net income of $22.6 million for the year ended December 31, 2004 was partially offset by $9.3 million in treasury shares purchased through the Company's stock repurchase programs, a net after-tax decrease of $1.5 million in the market value of securities available for sale, and $6.1 million in cash dividends paid during the year ended December 31, 2004. In addition, the exercise of stock options increased stockholders' equity by $6.2 million, including the income tax benefit realized by the Company upon the exercise of stock options. Book value per share was $8.35 at December 31, 2004 compared to $7.61 per share at December 31, 2003.

Under its stock repurchase programs, the Company repurchased 520,600 shares during the year ended December 31, 2004, at a total cost of $9.3 million, or an average of $17.93 per share. At December 31, 2004, 919,350 shares remain to be repurchased under the current stock repurchase program. Through December 31, 2004, the Company had repurchased approximately 46 percent of the common shares issued in connection with the Company's initial public offering at a cost of $109.2 million.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan, and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

- Statistical Tables Follow

- more -

Flushing Financial Corporation	January 25, 2005 - Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003

ASSETS
Cash and due from banks	$14,661	$20,300
Securities available for sale:
Mortgage-backed securities	395,629	479,393
Other securities	40,116	56,316
Loans:
Multi-family residential	646,922	541,837
Commercial real estate	334,048	290,332
One-to-four family - mixed-use property	332,805	226,225
One-to-four family - residential	151,737	178,474
Co-operative apartments	3,132	3,729
Construction	31,460	23,622
Small Business Administration	5,633	4,931
Commercial business and other	12,505	4,894
Net unamortized premiums and unearned loan fees	4,798	2,030
Allowance for loan losses	(6,533)	(6,553)

Net loans	1,516,507	1,269,521
Interest and dividends receivable	8,868	8,647
Real estate owned, net	-	-
Bank premises and equipment, net	7,558	6,380
Federal Home Loan Bank of New York stock	22,261	24,462
Goodwill	3,905	3,905
Bank owned life insurance	25,399	24,241
Other Assets	23,140	17,586

Total assets	$2,058,044	$1,910,751

LIABILITIES
Due to depositors:
Non-interest bearing	$49,540	$41,397
Interest bearing:
Certificate of deposit accounts	703,314	593,760
Passbook savings accounts	216,772	216,988
Money market accounts	258,235	263,621
NOW accounts	48,463	42,809

Total interest-bearing deposits	1,226,784	1,117,178
Mortgagors' escrow deposits	16,473	11,334
Borrowed funds	584,736	578,142
Other liabilities	19,858	15,938

Total liabilities	1,897,391	1,763,989

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized)	--	--
Common stock ($0.01 par value; 40,000,000 shares authorized;
19,456,696 issued and 19,232,248 outstanding at
December 31, 2004; 19,290,601 shares issued and
outstanding at December 31, 2003	195	193
Additional paid-in capital	37,187	32,783
Treasury stock (224,448 shares and none at
December 31, 2004 and December 31, 2003, respectively)	(3,893)	--
Unearned compensation	(5,117)	(7,373)
Retained earnings	133,290	120,683
Accumulated other comprehensive income (loss), net of taxes	(1,009)	476

Total stockholders' equity	160,653	146,762

Total liabilities and stockholders' equity	$2,058,044	$1,910,751

- more -

Flushing Financial Corporation	January 25, 2005 - Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,

	2004	2003	2004	2003

Interest and dividend income
Interest and fees on loans	$25,231	$23,789	$98,154	$93,476
Interest and dividends on securities:
Interest	4,578	5,190	19,963	18,445
Dividends	133	83	389	252
Other interest income	94	15	218	166

Total interest and dividend income	30,036	29,077	118,724	112,339

Interest expense
Deposits	7,778	6,818	28,972	27,521
Other interest expense	5,911	5,928	23,261	24,655

Total interest expense	13,689	12,746	52,233	52,176

Net interest income	16,347	16,331	66,491	60,163
Provision for loan losses	--	--	--	--

Net interest income after
Provision for loan losses	16,347	16,331	66,491	60,163

Non-interest income
Other fee income	759	870	3,512	3,368
Net gain on sales of loans held for sale	79	77	306	323
Net gain (loss) on sales of securities	(89)	--	(100)	6
Federal Home Loan Bank of New York stock	127	--	441	891
Bank owned life insurance	283	293	1,157	1,264
Other income	165	130	627	433

Total non-interest income	1,324	1,370	5,943	6,285

Non-interest expense
Salaries and employee benefits	4,783	4,062	18,403	16,011
Occupancy and equipment	1,078	850	3,653	3,055
Professional services	1,006	820	3,497	2,954
Data processing	424	578	1,892	1,928
Depreciation and amortization	391	360	1,487	1,232
Other operating expenses	1,767	1,495	6,457	6,046

Total non-interest expense	9,449	8,165	35,389	31,226

Income before income taxes	8,222	9,536	37,045	35,222

Provision for income taxes
Federal	2,874	2,862	11,454	10,499
State and local	281	857	2,942	3,045

Total taxes	3,155	3,719	14,396	13,544

Net income	$5,067	$5,817	$22,649	$21,678

Basic earnings per share	$0.29	$0.34	$1.30	$1.27
Diluted earnings per share	$0.28	$0.32	$1.25	$1.22

- more -

Flushing Financial Corporation	January 25, 2005 - Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	At or for the three months				At or for the year
	ended December 31,				ended December 31,

	2004		2003		2004		2003

Per Share Data
Basic earnings per share	$0.29		$0.34		$1.30		$1.27
Diluted earnings per share	$0.28		$0.32		$1.25		$1.22
Average number of shares outstanding for:
Basic earnings per share computation	17,443,625		17,136,706		17,429,226		17,023,010
Diluted earnings per share computation	18,068,807		17,947,919		18,092,104		17,770,071
Book value per share (based on 19,232,248
and 19,290,601 shares outstanding at
December 31, 2004 and 2003, respectively)	$8.35		$7.61		$8.35		$7.61
Average Balances
Total loans, net	$1,480,598		$1,242,979		$1,389,427		$1,207,367
Total interest-earning assets	1,952,070		1,781,588		1,907,323		1,691,200
Total assets	2,046,186		1,876,414		2,002,554		1,797,764
Total due to depositors	1,232,617		1,108,468		1,186,719		1,057,267
Total interest-bearing liabilities	1,823,834		1,680,922		1,787,751		1,597,156
Stockholders' equity	156,405		140,102		151,295		136,068
Performance Ratios (1)
Return on average assets	0.99%		1.24%		1.13%		1.21%
Return on average equity	12.96		16.61		14.97		15.93
Yield on average interest-earning assets	6.15		6.53		6.22		6.64
Cost of average interest-bearing liabilities	3.00		3.03		2.92		3.27
Interest rate spread during period	3.15		3.50		3.30		3.37
Net interest margin	3.35		3.67		3.49		3.56
Non-interest expense to average assets	1.85		1.74		1.77		1.74
Efficiency ratio	53.20		46.13		48.79		47.00
Average interest-earning assets to average
interest-bearing liabilities	1.07	X	1.06	X	1.07	X	1.06	X

(1) Ratios for the quarters ended December 31, 2004 and 2003 are presented on an annualized basis.

- more -

Flushing Financial Corporation	January 25, 2005 - Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the year ended	At or for the year ended
	December 31, 2004	December 31, 2003

Selected Financial Ratios and Other Data
Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.89%	8.00%
Leverage and core capital (minimum requirement = 3%)	7.89	8.00
Total risk-based capital (minimum requirement = 8%)	14.01	15.12
Capital ratios:
Average equity to average assets	7.56%	7.57%
Equity to total assets	7.81	7.68
Asset quality:
Non-performing loans	$911	$682
Non-performing assets	911	682
Net (recoveries) charge-offs	20	28
Asset Quality Ratios:
Non-performing loans to gross loans	0.06%	0.05%
Non-performing assets to total assets	0.04	0.04
Allowance for loan losses to gross loans	0.43	0.51
Allowance for loan losses to total non-performing assets	717.29	960.86
Allowance for loan losses to total non-performing loans	717.29	960.86
Full-service customer facilities	10	11

- more -

Flushing Financial Corporation	January 25, 2005 - Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended December 31,

	2004				2003

	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$1,463,966	$24,966	6.82%		$1,234,424	$23,646	7.66%
Other loans, net (1)	16,632	265	6.37		8,555	143	6.69

Total loans, net	1,480,598	25,231	6.82		1,242,979	23,789	7.66

Mortgage-backed securities	410,196	4,306	4.20		477,531	4,819	4.04
Other securities	40,308	405	4.02		53,146	454	3.42

Total securities	450,504	4,711	4.18		530,677	5,273	3.97

Interest-earning deposits and
federal funds sold	20,968	94	1.79		7,932	15	0.76

Total interest-earning assets	1,952,070	30,036	6.15		1,781,588	29,077	6.53

Other assets	94,116				94,826

Total assets	$2,046,186				$1,876,414

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$216,871	273	0.50		$217,519	272	0.50
NOW accounts	46,376	59	0.51		42,646	54	0.51
Money market accounts	268,128	1,253	1.87		260,615	1,310	2.01
Certificate of deposit accounts	701,242	6,180	3.53		587,688	5,171	3.52

Total due to depositors	1,232,617	7,765	2.52		1,108,468	6,807	2.46
Mortgagors' escrow accounts	23,424	13	0.22		17,316	11	0.25

Total deposits	1,256,041	7,778	2.48		1,125,784	6,818	2.42
Borrowed funds	567,793	5,911	4.16		555,138	5,928	4.27

Total interest-bearing liabilities	1,823,834	13,689	3.00		1,680,922	12,746	3.03

Non-interest bearing deposits	47,403				37,691
Other liabilities	18,544				17,699

Total liabilities	1,889,781				1,736,312
Equity	156,405				140,102

Total liabilities and equity	$2,046,186				$1,876,414

Net interest income/net interest
rate spread		$16,347	3.15%			$16,331	3.50%

Net interest-earning assets/ net
interest margin	$128,236		3.35%		$100,666		3.67%

Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.06	X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.8 million and $1.7 million for each of the three-month periods ended December 31, 2004 and 2003, respectively.

- more -

Flushing Financial Corporation	January 25, 2005 - Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the year ended December 31,

	2004				2003

	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

Assets
Interest-earning assets:
Mortgage loans, net (2)	$1,376,685	$97,367	7.07%		$1,198,720	$92,922	7.75%
Other loans, net (2)	12,742	787	6.18		8,647	554	6.41

Total loans, net	1,389,427	98,154	7.06		1,207,367	93,476	7.74

Mortgage-backed securities	447,209	18,516	4.14		416,851	16,998	4.08
Other securities	52,621	1,836	3.49		50,274	1,699	3.38

Total securities	499,830	20,352	4.07		467,125	18,697	4.00

Interest-earning deposits and
federal funds sold	18,066	218	1.21		16,708	166	0.99

Total interest-earning assets	1,907,323	118,724	6.22		1,691,200	112,339	6.64

Other assets	95,231				106,564

Total assets	$2,002,554				$1,797,764

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$218,336	1,092	0.50		$217,435	1,611	0.74
NOW accounts	44,103	221	0.50		40,483	257	0.63
Money market accounts	279,952	5,122	1.83		229,141	4,758	2.08
Certificate of deposit accounts	644,328	22,487	3.49		570,208	20,835	3.65

Total due to depositors	1,186,719	28,922	2.44		1,057,267	27,461	2.60
Mortgagors' escrow accounts	20,482	50	0.24		15,018	60	0.40

Total deposits	1,207,201	28,972	2.40		1,072,285	27,521	2.57
Borrowed funds	580,550	23,261	4.01		524,871	24,655	4.70

Total interest-bearing liabilities	1,787,751	52,233	2.92		1,597,156	52,176	3.27

Non-interest bearing deposits	45,093				36,054
Other liabilities	18,415				28,486

Total liabilities	1,851,259				1,661,696
Equity	151,295				136,068

Total liabilities and equity	$2,002,554				$1,797,764

Net interest income/net interest
rate spread		$66,491	3.30%			$60,163	3.37%

Net interest-earning assets/ net
interest margin	$119,572		3.49%		$94,044		3.56%

Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.06	X

(2) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $4.6 million and $4.8 million for the year ended December 31, 2004 and 2003, respectively.

# # #